CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated April 25, 1997, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, accompanying the consolidated financial statements included in the Annual Report of Computer Concepts Corp. on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statements of Computer Concepts Corp. on Forms S-8 (File No. 33-88260, effective December 30, 1994, File No. 33-94058, effective June 28, 1995 and File No. 333-4070, effective April 25,
1996).



GRANT THORNTON LLP
Melville, New York
May 5, 1997